Exhibit 99.1

Southwest Water Company Reports Increased Second Quarter 2004 Revenues and Earnings

    LOS ANGELES--(BUSINESS WIRE)--Aug. 9, 2004--Southwest Water Company (Nasdaq:SWWC) today reported higher revenues and earnings for the second quarter ended June 30, 2004, compared with the same period a year ago. The company also updated its business outlook for the remainder of 2004.

    Second Quarter 2004 Highlights, Compared with Second Quarter 2003:

    -- Revenues increased 10 percent to $45.7 million from $41.5 million.

    -- Operating income grew 48 percent to $5.2 million, compared with $3.5 million.

    --  Net income rose 35 percent to $2.6 million from $1.9 million.

    --  Diluted earnings per share totaled $0.15, up from $0.13.

    Diluted earnings per share were calculated on a 23 percent greater number of weighted average shares outstanding, reflecting the effect of the company's public offering of 1.6 million shares in March 2004 and the private placement of 1.5 million shares in May 2003. The second quarter of 2003 included a pre-tax gain of $720,000 from the sale of surplus land.
    Anton C. Garnier, Southwest Water chairman and chief executive officer, said, "Strong performance throughout the company fueled our second quarter revenue growth. The Services Group benefited from new operating contracts in Alabama, California and Mississippi, along with expanded services for current clients and several small acquisitions. In our Utility Group, we recorded gains in revenue and earnings from increased water rates in California and Texas, along with continuing customer growth in our New Mexico and Texas utility service areas. We also benefited from lower water production costs in the second quarter of 2004 compared with the same period in 2003 as we were able to increase the ratio of water pumped from our own wells versus water purchased from outside sources.
    "The geography of our operations helps to balance the effects of regional weather conditions. The first six months of 2004 clearly showed the impact (both positive and negative) that weather can have on our financial performance. In California, a mild winter and a warm spring, coupled with lower-than-normal rainfall, boosted our Utility Group customer water sales. In Texas, however, more than 45 inches of rain fell on the Houston area during the first six months of 2004, far outpacing the normal figure of 24 inches. This unusually wet weather hampered our Services Group's ability to perform billable outdoor construction and maintenance work."
    Garnier continued, "Looking to the second half of 2004, we expect to complete construction at our San Juan Capistrano water treatment plant project, at which point we will begin a 20-year, $20 million contract to operate and maintain the facility. Once operational, it will become the second reverse osmosis treatment plant that we operate in California and our seventh nationwide. We continue discussions on similar opportunities where we can expand our business and help clients meet their water, wastewater or public works challenges in innovative ways."

    Business Outlook

    The company revised its business outlook for 2004, noting that this update includes the impact of the Texas utility acquisition announced on July 16. The company's current outlook for 2004 anticipates:

    -- Revenues of approximately $185 million, consistent with prior guidance;

    -- Operating income of $19 million, up from prior guidance of $18 million;

    -- Income before taxes of $14 million, up from prior guidance of $13 million;

    -- Net income of $9 million, up from prior guidance of $8 million.

    Revenue guidance assumes normal weather conditions.

    Garnier noted, "We have delivered strong organic revenue growth in the first half of 2004 and we expect to augment that in the second half of the year with growth from the Texas utility acquisition and several smaller growth initiatives we completed earlier this year. While our Services Group operations in Texas have been affected by unusually high levels of rainfall this spring, we expect to recover some of that lost revenue during the summer months. We also anticipate benefiting from a recent regulatory decision in California regarding the recovery of certain uncontrollable costs, and from a small gain on the sale of land."
    Garnier concluded, "We continue to work to control increasing costs for workers' compensation insurance, employee health benefits, and general insurance. Like many public companies, we anticipate additional expenses in the remainder of 2004 in connection with our Sarbanes Oxley compliance efforts. Nevertheless, we believe we will improve our operating margins from 2003 levels."

    Conference Call

    The company will provide more detail regarding its second quarter 2004 results in a conference call and Web cast to be held today, August 9, 2004, at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). The conference call can be accessed on the company's Web site at www.swwc.com. For those unable to participate in the live Web cast, a replay will be available shortly after the call on the company's Web site.
    Southwest Water Company provides a broad range of services, including water production, treatment and distribution; wastewater collection and treatment; public works services; utility billing and collection; and utility infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than two million people in 35 states from coast to coast depend on Southwest Water for high-quality, reliable service. Additional information may be found on the company's Web site: www.swwc.com.

    This document contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including expectations relating to future revenues and income, the company's ability to gain new business and control costs, involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results of the company to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to changes in regulatory, political, weather, economic, business, competitive, market, environmental and other factors. More detailed information about these factors is contained in the company's filings with the Securities and Exchange Commission, including the company's 2003 Annual Report on Form 10-K. The company assumes no obligation to update these forward-looking statements.



            FINANCIAL HIGHLIGHTS - SOUTHWEST WATER COMPANY
        (unaudited and in thousands, except per share amounts)


                                       Three Months      Six Months
                                          Ended            Ended
                                         June 30,         June 30,
                                       2004    2003     2004    2003
                                     ---------------------------------

Operating revenues                   $45,694 $41,464  $85,421 $77,578

Operating income                       5,168   3,497    6,101   4,418

Net income                             2,553   1,889    2,571   1,740

Earnings per common share:
     Diluted                           $0.15   $0.13    $0.15   $0.12

Weighted average outstanding
 common shares:
     Diluted                          17,338  14,103   16,517  13,840

NOTE: Per share amounts and weighted average outstanding common shares reflect a 4-for-3 stock dividend on January 1, 2004.


                CONSOLIDATED BALANCE SHEET INFORMATION

                                                    June 30,  Dec. 31,
                                                      2004     2003
                                                   -------------------

Current assets                                      $39,304   $35,394
Property, plant and equipment, net                  227,725   221,087
Total assets                                       $311,824  $296,222

Current liabilities                                 $29,357   $31,389
Long-term debt                                       53,746    56,493
Contributions in aid of construction                 84,494    81,556
Stockholders' equity                                104,289    79,667
Total liabilities and stockholders' equity         $311,824  $296,222

    CONTACT: Southwest Water Company
             Richard J. Shields (CFO), 213-929-1800
             www.swwc.com
             or
             PondelWilkinson Inc.
             Cecilia Wilkinson or Robert Jaffe
             310-279-5970 or 310-279-5969
             www.pondel.com